October 12, 2005

Tasker Capital Corp.

39 Old Ridgebury Road, Suite 14

Danbury, CT 06810-5116

Re:	Registration Statement on Form SB-2 for 19,357,994 Shares of Common Stock Our File No. 20583-0001

Ladies and Gentlemen:

We are acting as special Nevada counsel for Tasker Capital Corp., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form SB-2 relating to the registration under the Securities Act of 1933, as amended (the “Act”) of 19,357,944 shares of Common Stock, par value $.001 per share (the “Common Stock”) of the Company, all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”). (Such Registration Statement filed with the Securities and Exchange Commission on September 13, 2005, as amended, is herein referred to as the “Registration Statement.”)

We have reviewed and are familiar with (a) the Company’s Articles of Incorporation and Bylaws, (b) a certificate of an officer of the Company representing certain matters in connection with the original issuance of the Common Stock, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders, to the extent currently outstanding, have been duly authorized and legally issued by the Company and are fully paid and nonassessable, and to the extent issuable upon exercise of a certain option held by a Selling Stockholder, when issued in accordance with the exercise provisions of such option, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is given to you solely for use in connection with the issuance of the Common Stock and sale of the Common Stock in accordance with the Registration Statement. This opinion letter is given as of the date first written above and we disclaim any obligation to advise you of any facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Stock or the Registration Statement.

Sincerely,

HALE LANE PEEK DENNISON AND HOWARD

Professional Corporation

/s/    Hale Lane